Exhibit 99.2

TAYLOR CAPITAL GROUP, INC.

Certification of Chief Financial Officer Pursuant to Section 111(b)(4) of the

Emergency Economic Stabilization Act of 2008 (“EESA”)

I, Randall T. Conte, Chief Financial Officer, certify, based on my knowledge, that:

(i)	The compensation committee of Taylor Capital Group, Inc. (the “Company”) has discussed, reviewed, and evaluated with senior risk officers at least every six months during the period beginning September 14, 2009 and ending with the last day of the Company’s fiscal year containing that date (December 31, 2009) (the “Applicable Period”), the senior executive officer (SEO) compensation plans and employee compensation plans and the risks these plans pose to the Company;

(ii)	The compensation committee of the Company has identified and limited during the Applicable Period, any features in the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Company and during that same Applicable Period has identified any features in the employee compensation plans that pose risks to the Company and has limited those features to ensure that the Company is not unnecessarily exposed to risks;

(iii)	The compensation committee has reviewed at least every six months during the Applicable Period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee, and has limited any such features;

(iv)	The compensation committee of the Company will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v)	The compensation committee of the Company will provide a narrative description of how it limited during any part of the most recently completed fiscal year that included a TARP period the features in

(A)	SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Company;

(B)	Employee compensation plans that unnecessarily expose the Company to risks; and

(C)	Employee compensation plans that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee;

(vi)	The Company has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), of the SEOs and twenty next most highly compensated employees be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii)	The Company has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during the period beginning on June 15, 2009 and ending with December 31, 2009;

(viii)	The Company has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the period beginning on June 15, 2009 and ending with December 31, 2009;

(ix)	The board of directors of the Company has established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, by September 14, 2009; this policy has been provided to Treasury and its primary regulatory agency; and the Company and its employees have complied with this policy during the Applicable Period; and any expenses that, pursuant to this policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility, were properly approved except for one instance where one employee received approval after incurring an applicable expense less than $1,000, rather than prior to incurring such an expense;

(x)	The Company will permit a non-binding shareholder resolution in compliance with any applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during the period beginning on June 15, 2009 and ending with December 31, 2009;

(xi)	The Company will disclose the amount, nature, and justification for the offering during the period beginning on June 15, 2009 and ending with December 31, 2009 of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii)	The Company will disclose whether the Company, the board of directors of the Company, or the compensation committee of the Company has engaged during the period beginning on June 15, 2009 and ending with December 31, 2009, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii)	Except as provided below, the Company has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA (the “Gross Up Prohibition”), to the SEOs and the next twenty most highly compensated employees (the “covered employees”) during the period beginning on June 15, 2009 and ending with December 31, 2009. During this period, the Company paid six of the covered employees an aggregate gross-up amount of less than $20,000 in violation of the Gross Up Prohibition. The violation was unintentional and the Company has instituted administrative control procedures designed to ensure that a similar violation does not recur. All of the gross-up amounts have since been repaid.

(xiv)	The Company has substantially complied with all other requirements related to employee compensation that are provided in the agreement between the Company and Treasury, including any amendments;

(xv)	The Company has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year and the most recently completed fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title and employer of each SEO and most highly compensated employee identified; and

(xvi)	I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.

Dated: March 29, 2010	/s/ RANDALL T. CONTE
Randall T. Conte Chief Financial Officer